Exhibit 99.1

Press Release	Source: Rick's Cabaret International, Inc.

Rick's Cabaret International, Inc. Signs Agreement to Purchase the Executive Club in Dallas
Wednesday March 5, 9:00 am ET

HOUSTON--(BUSINESS WIRE)--Rick’s Cabaret International, Inc. (NASDAQ:RICK - News), the premier publicly traded operator of adult night clubs, said today it has signed a definitive agreement to buy The Executive Club, an 18,000-square foot gentlemen’s club and the real estate on which it is located in Dallas (8550 North Stemmons Freeway) for a total purchase price of $9.5 million.

Rick’s Cabaret will purchase The Executive Club for $3.8 million, to be paid with the issuance of 152,082 shares of restricted common stock of Rick’s Cabaret. As part of the transaction, Rick’s Cabaret will also purchase the real estate on which the club is located for an additional $5.7 million, payable with $4.25 million in cash and the issuance of 57,918 shares of restricted common stock. The stock has been valued at $25 per share.

The transaction, which includes a “lock up/leak out” provision governing the number of shares that can be sold in given periods, is scheduled to close on April 30, or ten days after the approval and transfer of required licenses and permits. The transaction is subject to certain closing conditions, including but not limited to Rick’s Cabaret obtaining adequate financing, approval by relevant regulatory authorities of the transfer of ownership in the selling entities and other conditions consistent with transactions of this type.

Eric Langan, President and CEO of the company, said: “The transaction is consistent with our strategy of buying solid properties in major metropolitan areas, and is within our target price range of three to five times EBITDA. We are also fortunate to be able to acquire a piece of prime real estate along with the club, which protects our interests and creates additional value over time.”

The Executive Club located on the main north-south artery of Dallas just north of the downtown area, features a first-class restaurant, an executive level with VIP lounges and sky boxes, multiple plasma screen television screens for viewing major sports events.

The purchase would bring to 16 the number of clubs owned and operated by the company. (The pending acquisition of the Crazy Horse Too Cabaret in Philadelphia would bring the total to 17 when the purchase is completed.)

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK - News) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates or licenses adult nightclubs in New York City, New Orleans, Miami, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," “Tootsie’s Cabaret” and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on the NASDAQ Global Market under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where we operate, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to ricks.com.

Contact:
Rick’s Cabaret International, Inc.
Allan Priaulx, 212-338-0050
ir@ricks.com

Source: Rick's Cabaret International, Inc.